Exhibit 23.2

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated February 28, 2003, except as to note 8 which is as of March 5, 2003 relating to the financial statements which appears in Stake Technology Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration statement.


/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Mississauga, Ontario
July 24, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.


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